THIRD AMENDMENT

to

FOREIGN CUSTODY MANAGER AGREEMENT

THIS AMENDMENT made effective as of the 15th day of March, 2011 amends that certain Foreign Custody Manager Agreement, dated as of November 5, 2009, amended September 14, 2010, and February 25, 2011, between the Funds listed on Annex I thereto and The Bank of New York Mellon (the “Foreign Custody Manager Agreement”) as herein below provided.

W I T N E S S E T H:

WHEREAS, pursuant to Article VI, Section 4 of the Foreign Custody Manager Agreement, the Funds wish to amend Schedule I to the Foreign Custody Manager Agreement; and to add Article VI, Section 10.

NOW, THEREFORE, in consideration of the foregoing premise, the parties to the Foreign Custody Manager Agreement hereby agree that the Foreign Custody Manager Agreement is amended as follows:

1. Schedule I to the Foreign Custody Manager Agreement is hereby replaced with Schedule I attached hereto and made a part hereof.

2. Article VI, Section 10 to the Foreign Custody Manager Agreement is incorporated hereto as follows.

The obligations of the Fund (and Series) entered into in the name or on behalf thereof by any director, trustee, representative, employee or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, trustees, shareholders, representatives, employees or agents of the Fund (or Series) personally, but bind only the property of the Fund (or Series), and all persons dealing with the Fund (or Series) must look solely to the property of the Fund (or Series) for the enforcement of any claims against the Fund (or Series). For the avoidance of doubt, it is acknowledged and agreed that the liabilities and obligations of each Series shall be separate and apart from each other Series and under no circumstance shall any Series be liable for the liabilities and obligations of any other Series. For the avoidance of doubt, it is acknowledged and agreed that the agreements made herein by the Fund (or Series) bind and obligate only the Fund (or Series) and its assets and no related, affiliated or controlling person of the Fund (or Series) shall have any liability for the debts or obligations of the Fund (or Series) hereunder.

4. Except as herein provided, the Foreign Custody Manager Agreement shall be and remain unmodified and in full force and effect. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Foreign Custody Manager Agreement.

5. This Amendment may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers.

VIRTUS EQUITY TRUST VIRTUS INSIGHT TRUST VIRTUS INSTITUTIONAL TRUST VIRTUS OPPORTUNITIES TRUST

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Chief Financial Officer and Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Stephen Cook
Name:	Stephen Cook
Title:	Managing Director

SCHEDULE I

Series	Effective Date (Date added to Agreement)

Virtus Insight Trust

Virtus Emerging Markets Opportunities Fund	November 5, 2009

Virtus Opportunities Trust

Virtus Allocator Premium AlphaSector Fund	March 15, 2011

Virtus Foreign Opportunities Fund	November 5, 2009

Virtus Global Commodities Stock Fund	March 15, 2011

Virtus Global Infrastructure Fund	November 5, 2009

Virtus Global Opportunities Fund	November 5, 2009

Virtus Global Premium AlphaSector Fund	March 15, 2011

Virtus Global Real Estate Securities Fund	November 5, 2009

Virtus Greater Asia ex Japan Opportunities Fund	November 5, 2009

Virtus Greater European Opportunities Fund	November 5, 2009

Virtus International Equity Fund	September 14, 2010

Virtus International Real Estate Securities Fund	November 5, 2009

Virtus Market Neutral Fund	February 25, 2011